Exhibit 99.1

NuStar GP Holdings, LLC Reports Increased EPU and DCF in the Fourth Quarter and for the
Full-Year 2014

SAN ANTONIO, January 30, 2015 - NuStar GP Holdings, LLC (NYSE: NSH) today announced that distributable cash flow available to unitholders for the fourth quarter of 2014 was $23.8 million, or $0.56 per unit, compared to $22.7 million, or $0.53 per unit, for the fourth quarter of 2013. For the year ended December 31, 2014, distributable cash flow available to unitholders was $93.5 million, or $2.19 per unit, compared to $91.4 million, or $2.14 per unit, in 2013.

The company reported fourth quarter net income of $14.4 million, or $0.34 per unit, compared to a net loss of $46.7 million, or $1.10 per unit, in the fourth quarter of 2013. Without certain NuStar Energy L.P. adjustments in the fourth quarter of 20131 NuStar Energy L.P.’s fourth quarter and full year 2013 results included $403.6 million, or $4.94 per unit, and $388.8 million, or $4.75 per unit, respectively, of adjustments, primarily non-cash charges associated with the write-down of asset values and the value of goodwill assigned to several of its terminal facilities., the fourth quarter of 2013 would have generated adjusted net income of $11.7 million, or $0.27 per unit.

For the year ended December 31, 2014, the company reported net income of $61.4 million, or $1.44 per unit, compared to a net loss of $11.0 million, or $0.26 per unit in 2013. Without certain NuStar Energy L.P. adjustments in 20131, 2013 adjusted net income would have been $45.2 million, or $1.05 per unit.

With respect to the quarterly distribution to unitholders for the fourth quarter of 2014, NuStar GP Holdings, LLC announced that its board of directors has declared a distribution of $0.545 per unit. The fourth quarter 2014 distribution will be paid on February 17, 2015 to holders of record as of February 9, 2015.

“NuStar GP Holdings, LLC benefited from NuStar Energy L.P.’s strong fourth quarter and full-year 2014 results, due to its ownership interests and ownership of the incentive distribution rights in NuStar Energy L.P.,” said Brad Barron, President and Chief Executive Officer of NuStar Energy L.P. and NuStar GP Holdings, LLC.

A conference call with management is scheduled for 9:00 a.m. CT today, January 30, 2015, to discuss the financial results for the fourth quarter of 2014. Investors interested in listening to the presentation may call 800/622-7620, passcode 63734023. International callers may access the presentation by dialing 706/645-0327, passcode 63734023. The company intends to have a playback available following the presentation, which may be accessed by calling 800/585-8367, passcode 63734023. International callers may access the playback by calling 404/537-3406, passcode 63734023. The playback will be available until 10:59 p.m. CT on February 27, 2015.

Investors interested in listening to the live presentation or a replay via the internet may access the presentation directly by clicking here or by logging on to NuStar GP Holdings, LLC’s Web site at www.nustargpholdings.com.

The presentation will disclose certain non-GAAP financial measures. Reconciliations of certain of these non-GAAP financial measures to U.S. GAAP may be found in this press release, with additional reconciliations located on the Financials page of the Investors section of NuStar GP Holdings, LLC’s Web site at www.nustargpholdings.com.

NuStar GP Holdings, LLC is a publicly traded limited liability company that owns the two percent general partner interest, a 12.9 percent limited partner interest and the incentive distribution rights in NuStar Energy L.P., one of the largest independent liquids terminal and pipeline operators in the nation. NuStar has operations in the United States, Canada, Mexico, the Netherlands, including St. Eustatius in the Caribbean, and the United Kingdom. For more information, visit NuStar GP Holdings, LLC’s Web site at www.nustargpholdings.com.

This release serves as qualified notice to nominees under Treasury Regulation Sections 1.1446-4(b)(4) and (d). Please note that 100% of NuStar GP Holdings, LLC’s distributions to foreign investors are attributable to income that is effectively connected with a United States trade or business. Accordingly, all of NuStar GP Holdings, LLC’s distributions to foreign investors are subject to federal income tax withholding at the highest effective tax rate for individuals and corporations, as applicable. Nominees, and not NuStar GP Holdings, LLC, are treated as the withholding agents responsible for withholding on the distributions received by them on behalf of foreign investors.

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1NuStar Energy L.P.’s fourth quarter and full year 2013 results included $403.6 million, or $4.94 per unit, and $388.8 million, or $4.75 per unit, respectively, of adjustments, primarily non-cash charges associated with the write-down of asset values and the value of goodwill assigned to several of its terminal facilities.

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Cautionary Statement Regarding Forward-Looking Statements

This press release includes forward-looking statements regarding future events, such as the future performance of NuStar Energy L.P. and NuStar GP Holdings, LLC. All forward-looking statements are based on the company’s beliefs as well as assumptions made by and information currently available to the company. These statements reflect the company’s current views with respect to future events and are subject to various risks, uncertainties and assumptions. These risks, uncertainties and assumptions are discussed in NuStar Energy L.P.’s and NuStar GP Holdings, LLC’s 2013 annual reports on Form 10-K and subsequent filings with the Securities and Exchange Commission.  Actual results may differ materially from those described in the forward-looking statements.

NuStar GP Holdings, LLC and Subsidiaries
Consolidated Financial Information
(Unaudited, Thousands of Dollars, Except Unit and Per Unit Data)

	Three Months Ended December 31,		Year Ended December 31,
	2014	2013	2014	2013
Statement of Income (Loss) Data:
Equity in earnings (loss) of NuStar Energy L.P.	$16,481	$(45,764)	$65,380	$(6,741)

General and administrative expenses	(767)	(746)	(3,396)	(3,105)
Other (expense) income, net	(2,025)	292	(1,458)	382
Interest expense, net	(216)	(244)	(885)	(778)

Income (loss) before income tax benefit (expense)	13,473	(46,462)	59,641	(10,242)
Income tax benefit (expense)	901	(241)	1,786	(792)
Net income (loss)	$14,374	$(46,703)	$61,427	$(11,034)

Basic and diluted net income (loss) per unit	$0.34	$(1.10)	$1.44	$(0.26)

Equity in Earnings (Loss) of NuStar Energy L.P.:
General partner interest	$854	$(7,512)	$3,352	$(6,338)
General partner incentive distribution	10,805	10,805	43,220	43,220
General partner’s interest in earnings (loss) and incentive distributions of NuStar Energy L.P.	11,659	3,293	46,572	36,882
Limited partner interest in earnings (loss) of NuStar Energy L.P.	5,543	(48,336)	21,692	(40,739)
Amortization of step-up in basis related to NuStar Energy L.P.’s assets and liabilities	(721)	(721)	(2,884)	(2,884)
Equity in earnings (loss) of NuStar Energy L.P.	$16,481	$(45,764)	$65,380	$(6,741)

Distributable Cash Flow (Note 1):
Cash distributions from NuStar Energy L.P. associated with:
General partner interest	$1,961	$1,961	$7,844	$7,844
General partner incentive distribution	10,805	10,805	43,220	43,220
Limited partner interest – common units	11,160	11,155	44,974	44,975
Total cash distributions expected from NuStar Energy L.P.	23,926	23,921	96,038	96,039
Deduct expenses of NuStar GP Holdings, LLC:
General and administrative expenses	(767)	(746)	(3,396)	(3,105)
Income tax benefit (expense)	901	(241)	1,786	(792)
Interest expense, net	(216)	(244)	(885)	(778)
DCF	$23,844	$22,690	$93,543	$91,364

Weighted average number of common units outstanding	42,858,190	42,630,006	42,719,217	42,619,722

DCF per unit (Note 1)	$0.56	$0.53	$2.19	$2.14

Cash distributions to be paid to the unitholders of NuStar GP Holdings, LLC:
Distribution per unit	$0.545	$0.545	$2.180	$2.180

Total distribution	$23,403	$23,249	$93,252	$92,938

NuStar GP Holdings, LLC and Subsidiaries
Consolidated Financial Information - Continued
(Unaudited, Thousands of Dollars, Except Per Unit Data)
Notes:

(1)
NuStar GP Holdings, LLC and NuStar Energy L.P. utilize financial measures, distributable cash flow (DCF), DCF per unit, adjusted net income, adjusted net income applicable to limited partners, and adjusted net income per unit (EPU), which are not defined in U.S. generally accepted accounting principles. Management uses these financial measures because they are widely accepted financial indicators used by investors to compare company performance. In addition, management believes that these measures provide investors an enhanced perspective of the ability to make a minimum quarterly distribution and the operating performance of the limited partners. DCF, DCF per unit, adjusted net income, adjusted net income applicable to limited partners, and adjusted EPU are not intended to represent cash flows from operations for the period, nor are they presented as an alternative to net income. They should not be considered in isolation or as a substitute for a measure of performance in accordance with U.S. generally accepted accounting principles.

The following is a reconciliation of net income (loss) to DCF and net cash provided by (used in) operating activities:

	Three Months Ended December 31,		Year Ended December 31,
	2014	2013	2014	2013
Net income (loss)	$14,374	$(46,703)	$61,427	$(11,034)
Less equity in (earnings) loss of NuStar Energy L.P.	(16,481)	45,764	(65,380)	6,741
Plus cash distributions expected from NuStar Energy L.P.	23,926	23,921	96,038	96,039
Other expense (income), net	2,025	(292)	1,458	(382)
DCF	23,844	22,690	93,543	91,364
Less cash distributions expected from NuStar Energy L.P.	(23,926)	(23,921)	(96,038)	(96,039)
Distributions of equity in earnings of NuStar Energy L.P./(cumulative earnings less than distributions)	16,481	(39,023)	65,380	—
Net effect of changes in operating accounts	(13,728)	(2,117)	(4,092)	(9,899)
Net cash provided by (used in) operating activities	$2,671	$(42,371)	$58,793	$(14,574)

The following is a reconciliation of net loss and EPU to adjusted net income and EPU for NuStar GP Holdings, LLC:

	Three Months Ended December 31, 2013		Year Ended December 31, 2013

Net loss/ EPU	$(46,703)	$(1.10)	$(11,034)	$(0.26)
General partner interest in adjustments	7,855	0.18	7,558	0.17
Limited partner interest in adjustments	50,549	1.19	48,626	1.14
Adjusted net income/EPU	$11,701	$0.27	$45,150	$1.05

The following is a reconciliation of net loss and EPU applicable to limited partners to adjusted net income and EPU applicable to limited partners for NuStar Energy L.P.:

	Three Months Ended December 31, 2013		Year Ended December 31, 2013
Net loss / EPU applicable to limited partners	$(375,280)	$(4.73)	$(284,671)	$(4.00)
Certain adjustments:
Goodwill and asset impairment loss	406,982	4.99	406,982	4.99
Gain on sale of certain assets	—	—	(9,295)	(0.12)
Other adjustments	(3,387)	(0.05)	(8,928)	(0.12)
Total certain adjustments	403,595	4.94	388,759	4.75
Adjusted net income	28,315		104,088
GP interest and incentive and noncontrolling interest	(11,751)		(45,251)
Adjusted net income / EPU applicable to limited partners	$16,564	$0.21	$58,837	$0.75